Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249637) and Form S-8 (Nos. 333-190854 and 333-152573) of Northwest Pipe Company of our report dated March 4, 2021, relating to the consolidated financial statements and the financial statement schedule of Northwest Pipe Company and Subsidiaries (the “Company”) as of and for the year ended December 31, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the changes in the method of accounting for leases in 2019), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northwest Pipe Company for the year ended December 31, 2020.

/s/ Moss Adams LLP

Portland, Oregon

March 4, 2021